UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2013

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 2, 2013, the New York Supreme Court in Sullivan County (the “Court”) denied in its entirety the Article 78 petition (the “Petition”) filed by Concord Associates (“Concord”) on or about May 14, 2013. The Petition named the Town of Thompson and its Town Board and Planning Board (collectively the “Thompson Parties”) and EPT Concord II (“EPT”), a subsidiary of Entertainment Properties Trust, as Respondents. Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of Empire Resorts, Inc. (the “Company), asked and received Intervenor/Respondent status in the proceeding in light of its interest in the outcome of the matter.

In its Petition, Concord challenged the actions and determinations made by the Thompson Parties regarding the phased development (the “Project”) of EPT’s approximately 1,500 acres at the site of the former Concord Resort in Sullivan County, New York (the “EPT Property”). EPT and MRMI envision MRMI developing a comprehensive resort destination that includes a casino and a harness racetrack and may also include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and special events in a multi-purpose conference space supported by separate meeting rooms and parking facilities on a portion of the EPT Property (the “Casino Project”). In addition to the Casino Project, the Project is expected to include a golf course and a resort including a variety of amenities.

The Company issued a press release relating to the denial of the Petition, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release, dated October 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2013

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Exhibit Index

99.1	Press Release, dated October 8, 2013